EXHIBIT N

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Post Effective Amendment No. 36 and No. 20 to Registration Statement on Form N-6 (No. 33-57792/811-07466) (the “Registration Statement”) of Commonwealth Annuity and Life Insurance Company of our report dated April 9, 2020 relating to the statutory financial statements and supplemental schedules of Commonwealth Annuity and Life Insurance Company and consent to the use in the Registration Statement of our report dated March 26, 2020 relating to the financial statements of VEL II Account, both of which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers

Boston, Massachusetts

April 16, 2020